Exhibit 10.10

STOCKHOLDERS VOTING AGREEMENT

AGREEMENT made this 16th day of July, 2013 by and among INFINITY RESOURCES HOLDINGS CORP., a Nevada corporation (“Company”); MITCHELL A. SALTZ and COLTON MELBY (the “Class P Stockholders”); and BRIAN DICK and JEFF FORTE (the “Class D Stockholders”).

The Class P and Class D Stockholders are principal stockholders of Company.

As a result of a Securities Purchase Agreement, Company now owns indirectly 100% of Quest Resources Management Group, LLC (“Quest”).

The Securities Purchase Agreement provides for certain representation on the Board of Directors of Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1. Makeup of Board of Directors. The Class P Stockholders and the Class D Stockholders shall vote all shares of Common Stock of Company currently owned by them or acquired by them in the future for a board consisting of (a) six Class P Directors as designated by the Class P Stockholders or, in the absence of such designation, a majority of the Class P Directors and (b) three Class D Directors as designated by the Class D Stockholders, or in the absence of such designation, a majority of the Class D Directors.

2. Term of Agreement. This Agreement shall continue until the earlier of (a) five years from the date of this Agreement, (b) such time as either the Class P Stockholders or the Class D Stockholders own less than 10% of the outstanding common stock of Company, or (c) the mutual agreement of the parties to this Agreement.

3. General Provisions.

(a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt 12 hours after being sent by facsimile or e-mail, or 72 hours after being sent by registered or certified mail, postage prepaid, addressed as set forth below:

(i)	If to Company:

Infinity Resources Holdings Corp.

1375 North Scottsdale Road, Suite 140

Scottsdale, Arizona 85257

Attention: Chairman of the Board

Phone: (480) 729-6612

Fax: (480) 889-2660

E-mail: mas917@gmail.com

with a copy, given in the manner

prescribed above to:

Greenberg Traurig LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Robert S. Kant, Esq.

Phone: (602) 445-8302

Fax: (602) 445-8100

E-mail: KantR@gtlaw.com

(ii)	If to the Class P Stockholders:

7377 East Doubletree Ranch Road

Suite 200

Scottsdale, Arizona 85258

Attention: Mitchell A. Saltz and Colton Melby

Phone: (480) 949-9700

Fax: (480) 949-9747

E-mail: mas917@gmail.com

(iii)	If to the Class D Stockholders:

6175 Main Street, Suite 420

Frisco, Texas 75034

Attention: Brian Dick

Phone: (972) 464-0004

Fax: (972) 464-0015

E-mail: briand@questrmg.com

with a copy, given in the manner

prescribed above to:

Jordan, Houser & Flournoy, LLP

2591 North Dallas Parkway, Suite 408

Frisco, Texas 75034

Attention: Cynthia Hurley, Esq.

Phone: (972) 668-6810

Fax: (214) 618-9723

E-mail: churley@jhflegal.com

Any party may alter the address or addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(b) Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other parties hereto.

(c) Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(d) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and inducement, shall be governed by and construed, interpreted, and enforced in accordance with the laws of the state of Nevada, notwithstanding any Nevada or other conflict-of-law provisions to the contrary.

(e) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f) Indulgences Not Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g) Costs and Expenses. Each party hereto shall bear such party’s own costs, including legal and accounting fees, incurred in connection with the negotiation and preparation of this Agreement and all matters incident thereto.

(h) Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(j) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

INFINITY RESOURCES HOLDINGS CORP.

By:	/s/ Mitchell A. Saltz
Mitchell A. Saltz, Chairman of the Board

/s/ Mitchell A. Saltz
MITCHELL A. SALTZ

/s/ Colton R. Melby
COLTON R. MELBY

/s/ Brian Dick
BRIAN DICK

/s/ Jeff Forte
JEFF FORTE

Signature Page to Stockholders Voting Agreement

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